Exhibit 3.4

ARTICLES OF INCORPORATION

of

EMD HOLDING, INC.

The undersigned, as incorporator of a corporation under the Washington Business Corporation Act, adopts the following Articles of Incorporation:

ARTICLE 1. NAME

The name of this corporation is EMD Holding, Inc.

ARTICLE 2. SHARES

This corporation shall have authority to issue 1,000,000 shares of Common Stock without par value.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

Lawco of Washington, Inc.

1201 Third Avenue, 40th Floor

Seattle, WA 98101-3099

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 6. DIRECTORS

The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. The initial Board of Directors shall consist of one Director, and the name and address of the person who shall serve as Director until the first annual meeting of shareholders or until his successor is elected and qualified is:

David G. Remington

2818 North Sullivan Road

Spokane, WA 99216-1897

The Directors of this corporation may be removed only for cause in the manner provided by the Bylaws.

ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article shall not adversely affect any right or protection of a Director this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 8. SHAREHOLDER ACTIONS

Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or a vote if either:

(a) the action is taken by written consent of all shareholders entitled to vote on the action; or

(b) so long as this corporation is not a public company, the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

To the extent the Washington Business Corporation Act requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be given at least one day before the date on which the action becomes effective. The form of the notice shall be sufficient to apprise the nonconsenting or nonvoting shareholder of the nature of the action to be effected, and shall be provided in the same manner as the Bylaws or these Articles on Incorporation require or permit other notices to shareholders to be provided.

ARTICLE 9. SHAREHOLDER VOTE REQUIRED ON CERTAIN MATTERS

Except as otherwise provided in the Articles of Incorporation, if shareholder approval of any of the following matter is required under the Washington Business Corporation Act, such matter may be approved by a majority of the votes in each voting group entitled to be cast on such matter: (a) amendment to the Articles of Incorporation, (b) a plan of merger or share exchange of this corporation with any other corporation; (c) the sale, lease, exchange or other disposition, whether in one transaction or a series of transactions, by this corporation of all or substantially all of this corporation’s property other than in the usual and regular course of business; or (d) the dissolution of this corporation. This Article is intended to reduce the voting requirements otherwise prescribed by the Washington Business Corporation Act with respect to the foregoing matters.

ARTICLE 10. INCORPORATOR

The name and address of the incorporator are as follows:

Lance W. Bass

1201 Third Avenue, Suite 4800

Seattle, WA 98101-3099

Dated: August 20, 2002

/s/ Lance W. Bass
Lance W. Bass, Incorporator